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EXHIBIT 23.2

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders
Raytheon Company:

     Our report on the consolidated financial statements of Raytheon Company and Subsidiaries Consolidated is included on page 50 of Exhibit 13 to this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in Item 14(a) of this Form 10-K. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, represents fairly, in all material respects, the information required to be included therein.

/s/  Coopers & Lybrand L.L.P.
     Coopers & Lybrand L.L.P.

Boston, Massachusetts
January 26, 1998, except for the
information presented in Note S for
which the date is March 26, 1998